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INVESTMENT COMPANY REPORTING MODERNIZATION SERVICES

AMENDMENT TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Investment Company Reporting Modernization Services Amendment (the “Amendment”) is made as of May 17, 2018 to the Fund Administration and Accounting Agreement by and between PENN SERIES FUNDS, INC. (the “Company”), on behalf of each investment portfolio identified in Schedule A to the Agreement, and THE BANK OF NEW YORK MELLON (“BNY Mellon”), dated as of January 1, 2016, as amended July 21, 2017 (the “Agreement”).

BACKGROUND:

A.	WHEREAS, this Amendment shall be applicable solely to the investment portfolios identified at Exhibit 1 hereto (each, a “Fund” and, collectively, the “Funds”);

B.	WHEREAS, the Company desires that BNY Mellon provide the investment company reporting modernization services described in this Amendment;

C.

WHEREAS, capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined herein, and all forms and rules referenced herein are in reference to forms and rules promulgated under the Investment Company Act of 1940, as amended; and

D.	WHEREAS, the Company and BNY Mellon desire to amend the Agreement with respect to the foregoing;

TERMS:

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

1.	BNY Mellon shall provide the following services to each Fund and the Agreement is hereby amended to include the following with the services described therein:

1.1

As selected by the Company, BNY Mellon shall provide services following a full service operating model. This operating model requires BNY Mellon to include the actual filing of the reports as part of the services noted below.

1.2

FORM N-PORT. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor, as defined below, to: (i) collect, aggregate and normalize the data required for the submission of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; (iii) file Form N-PORT with

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the United States Securities and Exchange Commission (“SEC”); and (iv) maintain the relevant N-PORT information, in lieu of filing Form N-PORT, for the period from June 1, 2018 to March 31, 2019, or such other date as the SEC may designate as the filing date.

1.2.1

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Company in advance of the preparation of the initial Form N-PORT pursuant to this Amendment.

1.2.2	Unless mutually agreed in writing between BNY Mellon and the Company, BNY Mellon will use the same layout and format for every successive reporting period for Form N-PORT.

1.3

FORM N-CEN. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor, as defined below, to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

1.3.1

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Company in advance of the preparation of the initial Form N-CEN pursuant to this Amendment.

1.3.2

Unless mutually agreed in writing between BNY Mellon and the Company, BNY Mellon will use the same source for obtaining the information and method for performing the required calculations for every successive reporting period for Form N-CEN.

1.4	Fixed Income Risk Analytics. BNY Mellon shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above).

1.5

Liquidity Rule Analysis. BNY Mellon shall perform a daily analysis for liquidity classifications and monitor liquidity thresholds per the requirements for Form N-PORT and Form N-CEN (referenced above) and Rule 22e-4.

1.5.1

The analysis provided by BNY Mellon is subject to and dependent upon the Company providing all necessary security classifications and percentage thresholds necessary to perform such analysis. Additionally, the parties hereto acknowledge that the Company is solely responsible for the adoption, adequacy and effectiveness of the Company’s liquidity risk management program.

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2.

BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate the reports described herein for its clients. Notwithstanding anything to the contrary in this Amendment, BNY Mellon shall not be obligated to perform the related services described in this Amendment unless an agreement between BNY Mellon and the Print Vendor for the provision of such services is then-currently in effect. BNY Mellon will inform the Company if BNY Mellon is unable to provide such services as contemplated herein due to an inability to contract with a Print Vendor to provide the necessary functionality to support such services.

3.

BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Company, the Company’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Amendment, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party. BNY Mellon shall perform a validation check on data received for inclusion in Form N-PORT and/or Form N-CEN to confirm the completeness and reasonableness of such data. This Section 3 is a limitation of responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

4.

The Company, in a timely manner, shall review and comment on, and, as the Company deems necessary, cause its counsel and/or accountants to review and comment on, each report described herein. The Company shall provide timely sign-off of, and authorization and direction to file, each such report. Absent such timely sign-off, authorization and direction by the Company, BNY Mellon shall be excused from its obligations to prepare and file the affected report. BNY Mellon is providing the services related to the filing of such reports based on the acknowledgement of the Company that such services, together with the activities of the Company in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

5.

For such time as the Agreement remains in effect, BNY Mellon shall be responsible for the retention of the filed reports described herein and all supporting documents in its possession as required by applicable recordkeeping requirements, including Rule 31a-1 under the 1940 Act. In addition, BNY Mellon shall be responsible for maintaining Form N-PORT information in its records during the period from June 1, 2018 to March 31, 2019, or such other date as the SEC may designate as the filing date, in lieu of filing the form on EDGAR. Upon the termination or expiration of the Agreement for any reason, BNY Mellon shall deliver any and all records maintained pursuant to this Agreement to the Company in a reasonable and timely manner.

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6.

Notwithstanding any provision of this Amendment, the services described herein are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Company or any other person. Neither this Amendment nor the provision of the services establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Company or any other person.

7.

As compensation for the services described herein, the Company will pay to BNY Mellon such fees as may be agreed to in writing by the Company and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, the fees charged by the Print Vendor will not equal the fees charged by BNY Mellon, nor shall such fees be considered an out-of-pocket expense, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor.

8.	Miscellaneous.

(a)

As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the services described herein.

(b)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)

If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(Signature page follows.)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

PENN SERIES FUNDS, INC.

By:	/s/ Steve Viola
Name:	Steve Viola
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Caroline Kates
Name:	Caroline Kates
Title:	Director, Relationship Manager

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EXHIBIT 1

Fund Name

Large Cap Value Fund

Small Cap Value Fund

High Yield Bond Fund

Large Growth Stock Fund

Flexibly Managed Fund

International Equity Fund

Small Cap Growth Fund

Index 500 Fund

Mid Cap Growth Fund

Mid Cap Value Fund

Large Cap Growth Fund

Mid Core Value Fund

Real Estate Securities Fund

Large Core Growth Fund

Large Core Value Fund

Quality Bond Fund

Limited Maturity Bond Fund

Balanced Fund

Aggressive Allocation Fund

Moderately Aggressive Allocation Fund

Moderate Allocation Fund

Moderately Conservative Allocation Fund

Conservative Allocation Fund

SMID Cap Growth Fund

SMID Cap Value Fund

Small Cap Index Fund

Emerging Markets Equity Fund

Developed International Index Fund